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                                                                     EXHIBIT 8.1




                                 March 23, 1998




Post Properties, Inc.
Post Apartment Homes, L.P.
Suite 2200
3350 Cumberland Circle
Atlanta, Georgia 30339

               Re:      Post Properties, Inc. Common Stock

Ladies and Gentlemen:

         We have acted as counsel to Post Properties, Inc. (the "Company") and Post Apartment Homes, L.P. (the "Operating Partnership") in connection with the registration under the Securities Act of 1933, as amended, of 209,100 shares of Common Stock of the Company, as described in that certain Registration Statement filed with the Securities and Exchange Commission (the "Commission") on even date herewith (the "Registration Statement"). In connection therewith, you have requested our opinion with respect to (i) the qualification of the Company as a real estate investment trust ("REIT") under the Internal Revenue Code of 1986, as amended (the "Code"), (ii) the classification, for Federal income tax purposes, of the Operating Partnership and each of the partnerships and limited liability companies in which the Operating Partnership has, at any time through the date hereof, held an interest (the "Pass-Through Affiliates"), and (iii) the accuracy of the discussion included in the Prospectus, which is part of the Registration Statement, under the heading "Federal Income Tax Considerations."

         We hereby consent to the filing of this opinion letter as an Exhibit to the Registration Statement and to the reference to us in the Prospectus under the heading "Federal Income Tax Considerations".

         Unless otherwise indicated, all defined terms used herein shall have the same meaning as in the Registration Statement.
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March 23, 1998
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                        FACTS AND ASSUMPTIONS RELIED UPON

         In rendering the opinions expressed herein, we have examined such documents as we have deemed appropriate, including (but not limited to) the Registration Statement and the analyses of qualifying income prepared by the Company with the assistance of Price Waterhouse LLP, the Company's accountants. We have also examined the organizational documents, as amended, of the following entities: the Company, the Operating Partnership, Post Development Services Limited Partnership, Addison Circle One, Ltd., Addison Circle Two, Ltd., Rice Lofts, L.P., Post Rice Lofts, LLC, Post Uptown, LLC, Akard-McKinney Investment Company, LLC, Columbus Management Services, LLC, Post Mississippi Properties, LLC, Post Knox Park, LLC, Greenwood Residential, LLC, Uptown Denver, LLC, Post Services, Inc. and Addison Circle Access, Inc. In our examination of documents, we have assumed, with your consent, that all documents submitted to us are authentic originals, or if submitted as photocopies or telecopies, that they faithfully reproduce the originals thereof, that all such documents have been or will be duly executed to the extent required, that all representations and statements set forth in such documents are true and correct, and that all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms. We also have obtained such additional information and representations as we have deemed relevant and necessary through consultation with officers of the Company and with Price Waterhouse LLP, including representations from the Company in a letter to us of even date herewith.

                                    OPINIONS

         Based upon and subject to the foregoing, we are of the following opinions:

         (1) The Company was organized and has operated in conformity with the requirements for qualification and taxation as a REIT under the Code for each of its taxable years beginning with its taxable year ended December 31, 1993, and its organization and proposed method of operation should enable it to continue to meet the requirements for qualification and taxation as a REIT.

         (2) The Operating Partnership and each Pass-Through Affiliate which is not 100% beneficially owned by the Operating Partnership are properly classified as partnerships, and not as corporations, associations taxable as corporations or "publicly traded partnerships" under Section 7704 of the Code, for Federal income tax purposes. Each Pass-Through Affiliate that is 100% beneficially owned by the Operating Partnership is disregarded for Federal income tax purposes.

         (3) The information in the Prospectus under the heading "Federal Income Tax Considerations" constitutes, in all material respects, a fair and accurate summary of the material United States Federal income tax consequences of the purchase, ownership and disposition of the Common Stock under current law, and, to the extent such discussion contains statements of law or legal conclusions, such statements and conclusions are the opinion of King & Spalding.

         The opinions expressed herein are given as of the date hereof and are based upon the Code, the U.S. Treasury regulations promulgated thereunder, current administrative positions of the U.S. Internal Revenue Service, and existing judicial decisions, any of which could be changed at any time, possibly on a retroactive basis. Any such changes could adversely affect the opinions rendered herein and the tax
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March 23, 1998
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consequences to the Company, the Operating Partnership and the investors in the
Common Stock. In addition, as noted above, our opinions are based solely on the documents that we have examined, the additional information that we have obtained, and the representations that have been made to us, and cannot be relied upon if any of the facts contained in such documents or in such additional information is, or later becomes, inaccurate or if any of the representations made to us is, or later becomes, inaccurate.

         We will advise you of any facts or circumstances that come to our attention, or of any changes in law that occur, and which affect the opinions expressed herein, prior to the date that the Registration Statement is declared effective by the Commission. We assume no such obligation, however, to so advise you after such date.

         Finally, our opinions are limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of an investment in the Common Stock.

                                             Very truly yours,



                                             King & Spalding